Filed pursuant to Rule 433

Registration No. 333-166774

August 25, 2010

Final Term Sheet

4.85% First Mortgage Bonds due 2040

Secured Medium-Term Notes, Series I

IDAHO POWER COMPANY

Issuer: Idaho Power Company

Trade Date: August 25, 2010

Original Issue Date/Settlement Date: August 30, 2010, which is the third business day following the Trade Date

Principal Amount: $100,000,000

Price to Public: 99.830% of Principal Amount, plus accrued interest from the Original Issue Date

Purchasers’ Discount: 0.750%

Proceeds to the Company: 99.080%

Interest Rate: 4.85% per annum

Anticipated Ratings:*

Standard & Poor’s Ratings Services: “A-”

    Moody’s Investors Service: “A2”

    Fitch Ratings: “A-”

Interest Payment Dates: February 15 and August 15, commencing February 15, 2011

Redemption: As specified in Pricing Supplement No. 2 dated August 25, 2010

Make-whole Call: Prior to February 15, 2040, the greater of (i) 100% of the principal amount to be redeemed and (ii) an amount to be determined using a discount rate equal to the Treasury Rate plus 20 basis points

Par Call: On or after February 15, 2040, 100% of the principal amount to be redeemed

Maturity Date: August 15, 2040

CUSIP: 45138LAY9

Purchasers:
Banc of America Securities LLC ($27,500,000)

J.P. Morgan Securities Inc. ($25,000,000)

Wells Fargo Securities, LLC ($25,000,000)

Mitsubishi UFJ Securities (USA), Inc. ($10,500,000)

KeyBanc Capital Markets Inc. ($3,000,000)

RBC Capital Markets Corporation ($3,000,000)

SunTrust Robinson Humphrey, Inc. ($3,000,000)

U.S. Bancorp Investments, Inc. ($3,000,000)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897.